Exhibit 23.1

We consent to the inclusion in the registration statement (Form S-1/A5) of Intelligent Highway Solutions, Inc. of our report dated May 2, 2012, with respect to the balance sheet as of December 31, 2011, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on April 22, 2011 to December 31, 2011 to be included in this registration statement.

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda, CA
City, State
November 9, 2012
Date